EXHIBIT 3
JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Common Stock, par value $0.01 per share, of Condor Hospitality Trust, Inc., and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

               IN WITNESS WHEREOF, the undersigned have executed this Agreement as of November 12, 2020.

Dated: November 12, 2020	KGT Investments, LLC By:/s/ Mahmood Khimji Mahmood Khimji, Manager

Dated: November 12, 2020	/s/ Mahmood Khimji Mahmood Khimji

Dated: November 12, 2020	SGT Investments, L.P. By:SGT Investments GP, LLC, as general partner By:/s/ Mehdi Khimji Mehdi Khimji, Manager

Dated: November 12, 2020	SGT Investments GP, LLC By:/s/ Mehdi Khimji Mehdi Khimji, Manager

Dated: November 12, 2020	/s/ Mehdi Khimji Mehdi Khimji

Dated: November 12, 2020	/s/ Zachary Berger Zachary Berger

Dated: November 12, 2020	/s/ Yaakov Katzovitz Yaakov Katzovitz

Dated: November 12, 2020	/s/ Richard Russo Richard Russo